Exhibit 10.1

Execution Version

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated as of April 22, 2009 (the “Execution Date”), is entered into by and between Peter J. Sodini (“Executive”) and Pantry, Inc. (together with its subsidiaries and affiliates, the “Company”). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Employment Agreement (defined below).

WHEREAS, the Company and Executive entered into an employment agreement regarding Executive’s employment with the Company as Chairman and Chief Executive Officer of the Company, dated as of April 30, 2008, between Executive and the Company (the “Employment Agreement”); and

WHEREAS, Executive currently holds (i) options to purchase common stock of the Company (each an “Option”) pursuant to Option Agreements with the Company (each an “Option Agreement”) issued on October 22, 2003, November 19, 2004, October 26, 2005, November 9, 2006, November 20, 2007 and November 25, 2008 and (ii) restricted common stock of the Company issued on November 25, 2008 (“Restricted Stock”) pursuant to that certain Award Agreement with the Company (the “Award Agreement”); and

WHEREAS, the Company and Executive have agreed that Executive’s employment with the Company shall terminate effective September 30, 2009 (the “Separation Date”); and

WHEREAS, the Company appreciates and acknowledges Executive’s cooperation in handling Executive’s separation from the Company and agrees that this Agreement shall serve as sufficient notice of Executive’s separation to satisfy any notice required under the terms of the Employment Agreement; and

WHEREAS, in connection with the foregoing, the Company and Executive have agreed to certain terms and conditions relating to Executive’s termination of employment not currently provided for in the agreements referenced above, as set forth in this Agreement; and

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company, agree as follows:

1.	Effectiveness of Agreement; Termination of Employment:

(a)     Effectiveness of Agreement. This Agreement shall become effective upon the Execution Date. In the event this Agreement is terminated for any reason, the terms of the Employment Agreement, Option Agreement and Award Agreement shall continue as in effect prior to the date of this Agreement without any modification, alteration or change, as otherwise reflected in this Agreement.

(b)	Termination of Employment. Effective as of the Separation Date, Executive shall retire from Executive’s employment with the Company and resign from any and all employee, officer and director positions Executive may hold with the Company or any of its subsidiaries or affiliates, including, without limitation, all positions on the Board of Directors of the Company (the “Board ”) and any committees thereof.

2.	Payments; Benefits; Equity Treatment:

(a)     Accrued Obligations. The Company shall pay Executive within thirty days of the Separation Date, a lump sum payment equal to the sum of (x) Executive’s base salary through the Separation Date to the extent not theretofore paid and (y) any earned vacation pay, to the extent not theretofore paid (such sum, the “Accrued Obligations”).

(b)	Relocation Payment. In addition, following the Separation Date, the Company will pay, or reimburse, Executive for reasonable and customary relocation expenses actually incurred or paid by him in connection with the transportation of all of Executive’s household effects, as well as two automobiles, to any location of Executive’s choice in the continental United States; provided, that such amount shall be paid no later than March 15 of the calendar year following the year in which such expenses are incurred.

(c)	Contingent Payments. Subject to the expiration of the Revocation Period (as defined in Section 3(c) below), the Company shall pay Executive in consideration for Executive’s entering into this Agreement and serving the Company until the Separation Date, specifically including the General Release (as described in Section 3 below), and other restrictive covenants identified herein, continued payment (the “ Separation Payment”) equal in amount to the rate of Executive’s annual salary as in effect on the Separation Date (the “Base Salary”) to be paid during the period commencing on the day following the Separation Date and continuing for an eighteen month period thereafter (such period, the “ Restricted Period”). Executive shall be entitled to the Separation Payment in substantially equal installments, payable in accordance with the Company’s normal payroll practice.

(d)	Other Payments and Employee Benefits.

(i)     2009 Cash Bonus. No later than March 15, 2010, the Company shall pay Executive a cash bonus award in respect of the 2009 fiscal year (the “2009 Bonus”) with an initial target for such bonus equal to at least 75% of Executive’s Base Salary. The actual amount of the 2009 Bonus shall be based upon the extent to which the performance goals established by the Company in respect of the 2009 fiscal year have been achieved.

(ii)	Health Benefits. To the extent Executive elects continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code ”) with respect to the Company’s group health plans that Executive participated in prior to the Separation Date, Executive shall pay such premiums as necessary under the plans on the same terms and conditions as other participants in the Company’s group health plans and the Company shall reimburse Executive any amounts so paid for such monthly COBRA premiums for continued health insurance coverage incurred by Executive, Executive’s spouse and Executive’s eligible dependents (to the extent covered immediately prior to Executive’s termination of employment) until the earlier of (x) eighteen months from the Separation Date, to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (y) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer (such period, the “Benefits Period”). Prior to the Separation Date, the Company shall establish a plan substantially similar to the Company’s Executive Medical Reimbursement Plan that Executive participated in prior to the Separation Date and Executive shall be eligible during the Benefits Period to participate in such new plan on the same terms and conditions Executive was eligible to receive under the Company’s Executive Medical Reimbursement Plan. Executive will receive reimbursement for all eligible expenses under these arrangements on the date no later than March 15th of the calendar year immediately following the calendar year in which the applicable expenses have been incurred.

(e)     Treatment of Outstanding Equity. In connection with Executive’s termination of employment on the Separation Date, Executive and the Company each acknowledge and agree that as of the Separation Date,

(i)     the Options will remain exercisable in accordance with the terms and conditions of the applicable Option Agreement and each agreement incorporated by reference therein.

(ii)    the Restricted Stock will be fully vested and all restrictions shall lapse as of the Separation Date. Other than as specifically provided for herein, the award of Restricted Stock shall continue to be subject to, and Executive shall continue Executive’s rights under, the terms and conditions of the Award Agreement and each agreement incorporated by reference therein. This Agreement, upon execution by both parties, hereby serves as an amendment to the Award Agreement.

(f)     In the event the employment of Executive is terminated prior to the Separation Date, for any reason, (i) this Agreement (including the General Release (as defined below)) shall be terminated, with neither party having any rights or obligations hereunder, and (ii) Executive shall be entitled to such payments and benefits owing to Executive under the Employment Agreement and Executive shall be bound by the terms and conditions of the Employment Agreement. Notwithstanding the foregoing neither party shall be relieved of any breach of this Agreement which breach occurred prior to this Agreement or Executive’s employment being terminated.

(g)	Tax Withholding. The Company may withhold from any amounts payable in cash under this Agreement such federal, state and local taxes as may be required to be withheld in respect of any payment and/or any benefit provided for under this Agreement pursuant to any applicable law or regulation.

3.	Release; Representations

(a)     General Release. For and in consideration of the payment of the amounts and the provision of the benefits described in Section 2 of this Agreement, Executive hereby agrees to execute a release of all claims against the Company, along with its successors, officers, directors and each holder, directly or indirectly, of at least ten percent (10%) of the outstanding common stock of the Company (together with their respective successors, officers, directors) (collectively referred to as the “Beneficiaries”) in the form attached as Exhibit I hereto (the “General Release”).

(b)	Representations and Warranties. Executive represents that Executive has read carefully and fully understands the terms of this Agreement, and that Executive has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement. Executive acknowledges and agrees that Executive is executing this Agreement willingly, voluntarily and knowingly, of Executive’s own free will, in exchange for the payments and benefits described in Section 2 of this Agreement, and that Executive has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Agreement, other than those set forth in this Agreement. Executive further acknowledges, understands, and agrees that as of the Separation Date Executive’s employment with the Company terminated, that the provisions of Section 2 of this Agreement are in lieu of any and all payments and benefits to which Executive may otherwise be entitled to receive pursuant to the Employment Agreement.

(c)	Executive understands that, except as otherwise expressly provided for under this Agreement, Executive will not receive any payments or benefits under Section 2(c) of this Agreement until the seven (7) day revocation period provided for under the General Release has passed, and then, only if Executive has not revoked the General Release (such period during which no such revocation has occurred, the “Revocation Period”).

4.	Restrictive Covenants:

(a)     Confidentiality.

(i)      Executive acknowledges that Executive will be bound by the Company’s Confidentiality Policy and agrees to comply with the provisions thereof.

(ii)      Executive will not at any time (whether during or after the termination of Executive’s employment) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, any trade secrets or other confidential information or data relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, provided that the foregoing shall not apply to (x) information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant or (y) information, the disclosure of which is compelled by law or by any legal or regulatory proceeding.

(b)     Non-Disparagement. Executive hereby agrees that Executive will not at any time while employed or thereafter make any written or oral statements, representations or other communications that disparage or are otherwise damaging to the business or reputation of the Company or any employee, agent, partner, director or officer of the Company, other than to the extent necessary or legally required in order (x) to assert a bona fide claim against the Company or (y) respond in an appropriate manner to any legal process or give appropriate testimony in a legal or regulatory proceeding.

(c)	Non-Competition Covenant; Non-Solicitation Covenant. Executive acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees as follows:

 (i)     Non-Competition Covenant. It being recognized that Executive has received additional compensation for the covenants hereunder, during the Restricted Period, Executive will not directly or indirectly, (A) engage in any business for Executive’s own account that is a Competitive Business, (B) enter the employ of, or render any services to, any person engaged in a Competitive Business, or (C) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. Notwithstanding the foregoing, during the Restricted Period it shall not be a breach of this Section 4(c)(i) if, Executive is employed by any person or entity which is engaged, or operates a division or affiliate engaged, in a Competitive Business, so long as Executive does not engage in, consult with, provide information to, or otherwise participate in any way, directly or indirectly, in such competitive business and Executive represents and warrants to the Company in writing that Executive’s activities are not and will not be in violation of this Section 4(c)(i). Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (x) is not a controlling person of, or a member of a group which controls, such person and (y) do not, directly or indirectly, own 5% or more of any class of securities of such person. “Competitive Business” shall mean an entity engaged in the convenience store business in North Carolina, South Carolina, Tennessee, Georgia, Florida, Kentucky, Indiana, Alabama, Virginia, Mississippi or Louisiana or within any other state in which the Company or its affiliates operate ten (10) or more convenience stores upon the Separation Date.

(ii)     Non-Solicitation Covenant.  During the Restricted Period, Executive will not, directly or indirectly, (A) solicit or encourage any officer or employee of the Company to leave the employment of the Company, (B) hire any individual who was employed by the Company as of the end of Executive’s employment with the Company or who left the employment of the Company within six months prior to the end of Executive’s employment with the Company, (C) encourage to cease to work with the Company any consultant then under contract with the Company or (D) interfere with business relationships (whether formed before, on or after the date of this Agreement) between the Company and customers, suppliers, partners, members, or investors of the Company.  The foregoing shall only apply to officers, employees, individuals, consultants, customers, suppliers, partners, members or investors (as the case may be) with whom Executive had dealings during the six-month period prior to the end of Executive’s employment with the Company.

(d)     Executive acknowledges and accordingly agrees that in the event Executive breaches any of the provisions of Section 4(c) of this Agreement in any material respect, the Company shall be entitled to cease payment of all outstanding amounts then owed to Executive at the time of such breach, in addition to any other equitable or legal remedy that the Company may otherwise have for such breach.

(e)     It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.     Return of Property; Expense Reports: Within thirty (30) days following the end of Executive’s employment with the Company or as soon as practicable following the end of Executive’s employment with the Company, Executive shall return to the Company all documents, manuals, computers, computer programs, CDs and/or diskettes, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof, relating in any way to the Company’s business and prepared by Executive or obtained by Executive from the Company, its clients or its suppliers during the course of Executive’s employment with the Company, as well as all expense reimbursement requests and reports, prepared and provided in accordance with the terms of the Company’s expense reimbursement policy to which Executive is currently subject; provided that with respect to any expense reimbursement requests and reports, if the Company does not object or otherwise challenge such report within sixty (60) days following the Company’s receipt of such report, the Company shall be deemed to have approved such requests and reports, and shall be deemed to have waived any right to challenge or dispute the request or report.

6.     Litigation, Regulatory and other Cooperation: Executive agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired during Executive’s employment with the Company, provided that the Company shall reimburse Executive for expenses reasonably incurred in connection with such cooperation. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. In scheduling Executive’s time to prepare for discovery or trial, the Company shall use reasonable efforts to attempt to minimize interference with any other employment obligations that Executive may have. Executive also will cooperate with the Company during the Restricted Period with respect to any matters that the Company would like to receive Executive’s advice or counsel (including any advice related to the renewal or negotiation of agreements related to gasoline supply contracts), or any investigation or review of any federal, state or local regulatory authority so long as any such advice, investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. This provision will survive the termination or expiration of this Agreement.

7.     Entire Agreement: This Agreement constitutes the entire agreement between the parties on the subject of any payments and benefits due to Executive upon Executive’s termination of employment with the Company as of the Separation Date; and, except as expressly provided herein, supersedes all other prior agreements concerning the terms of any and all payments and benefits to which Executive may be entitled upon termination of employment as of the Separation Date. Notwithstanding any provision in this Agreement to the contrary, all payments hereunder are expressly made contingent on Executive’s compliance in all respects with the restrictive covenants contained in the Employment Agreement and Section 4 of this Agreement.

8.     Section 409A of the Code: Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payment or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (for instance, if Executive is a “specified employee” within the meaning of Section 409A of the Code and Executive receives a payment or benefit constituting deferred compensation hereunder upon a separation from service within the meaning of Section 409A of the Code, such payment or benefit shall not be delivered to Executive until six months and one day following Executive’s separation from service), or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly. References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

9.     Legal Fees; No Additional Payments: The Company shall pay or reimburse Executive for his reasonable legal fees and costs, to the extent actually incurred in connection with negotiating and entering into this Agreement. Such payment or reimbursement shall be made in a timely manner upon receipt from Executive of the reasonable documentation; provided, however, in no event shall such payment exceed $15,000. The payments, rights and benefits described in this Agreement will be the only such payments, rights and benefits Executive is to receive as a result of Executive’s termination of employment on the Separation Date and Executive agrees that Executive is not entitled to any additional payments, rights or benefits not otherwise described in this Agreement. Other than as expressly provided for herein, Executive hereby acknowledges and agrees that Executive is not eligible to be a participant in any severance or incentive compensation plan of the Company. Any payments, rights or benefits received under this Agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of the Company, except to the extent required by law, or as otherwise expressly provided by the terms of such plan.

10.     Severability; Applicable Law: The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by Executive and the Company, including any dispute as to the calculation of Executive’s benefits or any payments hereunder, shall be submitted to arbitration in Durham, North Carolina, in accordance with the procedures of the American Arbitration Association, which arbitration shall be a binding and conclusive settlement of any such claims or disputes. This Agreement and any dispute hereunder shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina without reference to rules relating to conflicts of law. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

11.     Amendment:     This Agreement may only be amended or modified by a written agreement executed by Executive and the Company (or any successor).

12.     Counterparts: This Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

THE PANTRY, INC.
/s/ Frank G. Paci
By:	Frank G. Paci
Its:	Executive Vice President of Business Operations

PETER J. SODINI
/s/ Peter J. Sodini

GENERAL RELEASE

Section 1. Release. For and in consideration of the payment of the amounts and the provision of the payments and benefits described in Section 2 of that certain Separation Agreement dated as of April 22, 2009 by and between Peter J. Sodini (“Sodini”) and Pantry, Inc. (“Pantry”) and the other parties thereto (the “Separation Agreement”), Sodini hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors to, and Sodini does, hereby fully and completely forever release and forever discharge Pantry and the Beneficiaries (as such term is defined in the Separation Agreement) and their respective past, current and future affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Pantry Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Sodini or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against Pantry Releasees or any of them, in law, admiralty or equity, whether known or unknown to Sodini, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this General Release is signed by Sodini, including, without limitation, in connection with or in relationship to Sodini’s employment or other service relationship with Pantry, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with Pantry, any exhibits attached thereto, any amendments thereto, and any equity or employee benefit plans, programs, policies or other arrangements), any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment (such released claims are collectively referred to herein as the “Released Claims”).

Section 2. Waiver. Except as provided in Section 3, the Released Claims include, without limitation: (i) any and all claims relating to base salary or bonus payments or benefits pursuant to the Employment Agreement, other than those payments and benefits specifically provided for in Section 2 of the Separation Agreement; (ii) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment and Housing Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise; and (iii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

THIS MEANS THAT, BY SIGNING THIS GENERAL RELEASE, SODINI WILL HAVE WAIVED ANY RIGHT SODINI MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE PANTRY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF PANTRY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

Section 3. Excluded Claims. Notwithstanding any other provision of this General Release, the Released Claims shall not include claims relating to: (i) Sodini’s rights or obligations under, or with respect to, the Separation Agreement, (ii) any payments or benefits to which Sodini is entitled in respect of capital stock or, or options to acquire (or stock appreciation rights in respect of) capital stock of, Pantry, under the terms of any applicable plan or agreement to which Sodini is a party (iii) any right Sodini or his heirs or representatives may have to be held harmless against damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding, or threatened claim or proceeding, against Sodini that arises out of or relates to his service as an officer, director or employee of Pantry or its affiliates or (iv) Sodini’s rights to the vested accrued benefits (including to reimbursement of expenses) he may have, if any, under any Pantry employee benefit plans and programs (excluding any severance-related or change-in-control-related plan or any benefit or plan specifically identified in the Separation Agreement) .

Sodini’s Representations and Warranties Sodini represents that he has read carefully and fully understands the terms of this General Release, and that Sodini has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this General Release. Sodini acknowledges and agrees that he is executing this General Release willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 2 of the Separation Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of the Separation Agreement or the General Release, other than those set forth in the Separation Agreement. Sodini further acknowledges, understands, and agrees that his employment with Pantry has terminated, that the provisions of Section 2 of the Separation Agreement are in lieu of any and all payments and benefits to which Sodini may otherwise be entitled to receive pursuant to the Employment Agreement. Sodini acknowledges that he has been advised that he is entitled to take at least twenty-one (21) days to consider whether he wants to sign this General Release and that the Age Discrimination in Employment Act gives him the right to revoke this General Release within seven (7) days after it is signed, and Sodini understands that he will not receive any payments under the Separation Agreement until such seven (7) day revocation period has passed and then, only if he has not revoked this General Release. To the extent Sodini has executed this General Release within less than twenty-one (21) days after its delivery to him, Sodini hereby acknowledges that his decision to execute this General Release prior to the expiration of such twenty-one (21) day period was entirely voluntary, and taken after consultation with and upon the advice of his attorney.

Sodini fully understands that this General Release is a legally binding document and that by signing this General Release Sodini is prevented from filing, commencing or maintaining any action against any of the Pantry Releasees, other than to enforce his rights under the Separation Agreement as well as his rights as set forth in Section 2 above of this General Release.

This General Release is final and binding and may not be changed or modified, except by written agreement by both Pantry and Sodini.

Dated: _______ ___, 2009
PETER J. SODINI